THIRD QUARTER 2026 PRELIMINARY RESULTS October 22, 2026

ITG, Inc. Announces Preliminary Third Quarter 2026 Results
Preliminary third quarter revenue and Adjusted EBITDA above the Company’s outlook1; full third quarter results and conference call scheduled for November 10 and 11, 2026, respectively
PRELIMINARY THIRD QUARTER 2026 HIGHLIGHTS
•Revenue of approximately $461.5 million, up approximately 49% year-over-year and above the Company’s outlook of $440.0 million
•Adjusted EBITDA3 of approximately $64.5 million, up approximately 64% year-over-year and above the Company’s outlook of $63.0 million
FORT LAUDERDALE, Fla., October 22, 2026 (GLOBE NEWSWIRE) – ITG, Inc. (Nasdaq: ITG) (“ITG” or “the Company”), a leading provider of end-to-end services to the digital infrastructure industry, today announced selected preliminary financial results for its third quarter ended September 30, 2026, ahead of its full third quarter earnings release scheduled for November 10, 2026.
“We are sharing these preliminary results to provide investors with timely visibility into the quarter, and we look forward to discussing our full third quarter results in more detail on November 11,” said Andy Parrott, Chief Executive Officer of ITG.
PRELIMINARY THIRD QUARTER 2026 RESULTS1
(in millions, except percentages)

	Q3 2026 Prelim.	YoY Growth[2]	Q3 2026 Outlook	Var. vs. Outlook
Revenue	$461.5	+49%	$440.0	+$21.5 / +4.9%
Adjusted EBITDA[3]	$64.5	+64%	$63.0	+$1.5 / +2.4%
The preliminary results presented in this press release are based on currently available information and management’s initial review of the Company’s results for the quarter ended September 30, 2026. The Company has not yet completed its financial closing procedures for the quarter, and its independent registered public accounting firm has not completed its review of these results. As a result, these preliminary results are subject to change, and actual results may differ materially from these estimates. These preliminary results should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP. Complete third quarter results will be included in the Company’s third quarter earnings release and its Quarterly Report on Form 10-Q.
1.Results are preliminary, based on currently available information, and subject to change upon completion of the Company’s quarter-end financial closing procedures. Refer to “Forward Looking Statements” in the Appendix of this document.
2.Represents year-over-year growth compared to the prior year period.
3.Non-GAAP measure – Refer to the Appendix of this document for a definition of Adjusted EBITDA and a discussion of why management believes this non-GAAP measure is useful. As discussed below, ITG is not providing a reconciliation of its preliminary Adjusted EBITDA because such reconciliation is not available without unreasonable effort.

THIRD QUARTER 2026 PRELIMINARY RESULTS October 22, 2026

THIRD QUARTER 2026 EARNINGS RELEASE AND CONFERENCE CALL
ITG will release its complete third quarter 2026 financial results on Tuesday, November 10, 2026, after the market close. In addition, ITG’s senior management will host a webcast to review these results on Wednesday, November 11, 2026, at 8:00 a.m. ET.
The event will be broadcast live and can be accessed through the ITG Investor Relations website here and at ir.itgcomm.com. A replay link, along with supporting materials, will also be posted to the website.
ABOUT ITG, INC.
ITG is a leading provider of end-to-end services to the communications and digital infrastructure industries throughout the United States. ITG supports the planning, design, construction, operation, maintenance, and expansion of broadband, wireless, data center, utility, and civil infrastructure. With a workforce operating across 49 states, ITG is positioned to build and maintain the digital backbone powering our future.

THIRD QUARTER 2026 PRELIMINARY RESULTS October 22, 2026

APPENDIX
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the Company's management’s beliefs and assumptions and on information currently available to the Company's management. These statements include, but are not limited to, statements regarding the Company's expectations of future performance, including the Company’s preliminary third quarter revenue and Adjusted EBITDA. Forward-looking statements can be identified by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “predict”, “project”, “seek”, “should”, “will”, “would” or similar expressions and the negatives of those terms. Such statements are not historical facts but rather are based on the Company’s current expectations or beliefs concerning future events. Forward-looking statements involve known and unknown risks, uncertainties and other factors, that may cause our actual results to be materially different from any future results contemplated by the forward-looking statements, including those described in the registration statements and periodic reports the Company files with the Securities and Exchange Commission (the “SEC”), including the Company’s final prospectus dated June 30, 2026 and filed with the SEC on July 2, 2026. Given these uncertainties, you should not place undue reliance on forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made, and the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company’s registration statements and periodic reports.
Non-GAAP Financial Measures
This press release includes Adjusted EBITDA, a financial measure that is not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). ITG defines Adjusted EBITDA as net income (loss) plus or minus (i) interest expense, (ii) interest income, (iii) income tax (benefit) expense, (iv) depreciation expense, (v) amortization of intangibles, (vi) other expense, net, (vii) equity-based compensation, (viii) transaction costs, (ix) restructuring, integration and business optimization costs, and (x) change in fair value of contingent liabilities. Management uses this non-GAAP financial measure to evaluate the Company’s operating performance, and the Company believes it provides useful supplemental information to investors in evaluating period-to-period operating performance.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.
The Company is not providing a quantitative reconciliation of its preliminary third quarter Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, due to the uncertainty and inherent difficulty of predicting certain items that affect GAAP results, including, as applicable, acquisition-related costs, stock-based compensation, interest expense, depreciation and amortization, tax impacts, and other items that may be material. Accordingly, a reconciliation is not available without unreasonable effort. The variability of these items could have a significant impact on the Company’s third quarter Adjusted EBITDA.

INVESTOR CONTACT
629-282-9862
ir@itgcomm.com